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                                                                     Exhibit 8.2

                                October 25, 2001




Directors and Shareholders
BTG, Inc.
3877 Fairfax Ridge Road
Fairfax, VA  22030-7448

                  RE:   ACQUISITION BY THE TITAN CORPORATION

Ladies and Gentlemen:

                  We have acted as counsel for BTG, Inc. (the "Company"), a Virginia corporation, in connection with the preparation and execution of the Agreement and Plan of Reorganization (the "Agreement"), dated September 19, 2001, by and among the Company, The Titan Corporation ("Parent"), a Delaware corporation, and T T Acquisition Corp. ("Merger Sub"), a Virginia corporation and wholly-owned subsidiary of Parent. This opinion is being delivered to you in accordance with Section 5.9 of the Agreement. Pursuant to the Agreement, it is proposed that Merger Sub will merge with and into the Company (the "Merger"). All section references in this opinion, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code"). All capitalized terms used in this opinion and not otherwise defined in this opinion shall have the meanings assigned to those terms in the Agreement.

                  In rendering this opinion, we have examined and, with your consent, have relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto):
(i) the Agreement; (ii) the Registration Statement on Form S-4, as amended to date, filed with the Securities and Exchange Commission (the "Registration Statement"); (iii) representations and certifications made to us by the Company (attached hereto as EXHIBIT A); (iv) representations and certifications made to us by Parent (attached hereto as EXHIBIT B); (v) such other instruments and documents related to the formation, organization and operation of the Company, Parent and Merger Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition, we have reviewed the form of opinion of counsel, which will be delivered to Parent from Hogan & Hartson L.L.P., with respect to the tax consequences of the proposed transaction (the "Hogan Opinion").

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Directors and Shareholders
BTG, Inc.
October 25, 2001
Page 2

                            THE PROPOSED TRANSACTION

                  Based solely upon our review of the documents set forth above and the information contained therein (which information we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

                  The Company provides information systems and technical services to U.S., state and local government agencies, as well as to commercial customers. Parent is a leading provider of communications and information solutions to U.S. military and allied government agencies, as well as to commercial customers. Merger Sub was organized solely for the purpose of accomplishing the merger described below.

                  For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the laws of the Commonwealth of Virginia, Merger Sub merge with and into the Company. Merger Sub's separate corporate existence will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, the Company will succeed to all of the assets and liabilities of Merger Sub under Virginia corporate law.

                  By virtue of the Merger, each share of Company Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, if any, will be converted into the right to receive (A) that number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by 0.81, (B) cash in the amount of the Exchange Ratio multiplied by 0.19 multiplied by the Average Parent Trading Price, and (C) any cash in lieu of fractional shares of Parent Common Stock (which will not be issued in the Merger) as set forth in Section 1.5(c) of the Agreement (collectively, the "Merger Consideration"); provided, however, that in the event that the value of the cash and any consideration other than Parent Common Stock received or deemed to be received from Parent by holders of Company Common Stock pursuant to the Agreement exceeds twenty percent (20%) of the total value of the Merger Consideration plus any other consideration received or deemed to be received from Parent by holders of Company Common Stock, then the sum of (x) the amount of cash payable pursuant to clauses (B) and (C), above, and (y) the value of any other consideration other than Parent Common Stock received or deemed to be received from Parent by holders of Company Common Stock will be reduced to an amount equal to nineteen percent (19%) of the Value of the Merger Consideration, and the number of whole

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Directors and Shareholders
BTG, Inc.
October 25, 2001
Page 3

shares of Parent Common Stock issuable pursuant to clause (A), above, will be increased to an amount having a value equal to eighty-one percent (81%) of the Value of the Merger Consideration. The Exchange Ratio will be based on the average of the closing sale prices of the Parent Common Stock on the New York Stock Exchange for the fifteen (15) trading-day period ending on the fifth (5th) trading-day prior to the Company Shareholders' Meeting. There will be no dissenters' rights.

                         ASSUMPTIONS AND REPRESENTATIONS

                  In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

                  1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion. With respect to such documents, we have also assumed the genuineness of all signatures, the legal capacity of all individuals signing the documents, the authenticity of the documents and the conformity with originals of all documents submitted to us as copies. We have further assumed that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

                  2. The Merger will be consummated in accordance with Virginia law and will qualify as a statutory merger under Virginia law.

                  3. All representations made in the exhibits hereto are true, correct, and complete in all material respects.

                  4. The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Parent, Merger Sub and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

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Directors and Shareholders
BTG, Inc.
October 25, 2001
Page 4

                  5. The Hogan Opinion has been concurrently delivered and not withdrawn.

                    OPINION - FEDERAL INCOME TAX CONSEQUENCES

                  Based upon and subject to the assumptions and qualifications set forth herein, our opinion as to the material federal income tax consequences of the Merger is included in the Registration Statement under the caption "The Merger - Federal Income Tax Consequences" and we hereby confirm our opinion as set forth therein.

                   In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

                  1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. The Company has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

                  2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

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Directors and Shareholders
BTG, Inc.
October 25, 2001
Page 5

                  3. Our opinion is intended to address only the tax consequences to the Company and its shareholders generally and is not intended to address (nor may it be relied upon for) the tax consequences to Parent or any other person. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Company, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

                  4. Our opinion set forth herein is based upon the description of the contemplated transaction as set forth in (i) the section of this opinion captioned "The Proposed Transaction;" (ii) the Agreement; and (iii) the Registration Statement. If the actual facts relating to any aspect of the transaction differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement are not consummated in accordance with the terms of the section of this opinion captioned "The Proposed Transaction," the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                  5. In basing matters set forth herein on our knowledge or awareness, the words "knowledge" and "awareness" (and any variations thereof) signify that in the course of our representation as counsel to the Company, no information has come to our attention that would give us actual knowledge or actual notice that any such matters are not accurate or that any of the documents, certificates and information on which we have relied are not accurate and complete. The words "knowledge" and "awareness" and similar language used herein are intended to be limited to knowledge of the lawyers within our firm who have been actively involved in specific matters for the Company insofar as such knowledge pertains to the area(s) of their involvement.

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Directors and Shareholders
BTG, Inc.
October 25, 2001
Page 6

                  Except as set forth below, this opinion is provided only to the Company and its shareholders, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than the Company and a shareholder of the Company. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.2 to the Registration Statement and we consent to the use of our name under the caption "The Merger - Material Federal Income Tax Consequences" in the Registration Statement.


                                       Sincerely yours,

                                       /s/ Venable, Baetjer and Howard, LLP

                                       Venable, Baetjer and Howard, LLP